Exhibit 99.1

GOLDEN STAR ANNOUNCES PRICING OF

$125 MILLION CONVERTIBLE SENIOR UNSECURED DEBENTURES

Denver— (Business Wire)- October 24, 2007- Golden Star Resources Ltd. (AMEX: GSS; TSX: GSC) (“Golden Star”) today announced the pricing of its offering of US$125 million Convertible Senior Unsecured Debentures due November 30, 2012 (the “Debentures”), which are anticipated to be sold, subject to market and other conditions, to qualified institutional buyers in the United States, with sales in the U.S. being made in reliance on Rule 144A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and on a private placement basis in Canada to accredited investors and in reliance on Regulation S under the Securities Act. The sale of the Debentures is expected to close on or about November 8, 2007, subject to the satisfaction of certain closing conditions and any necessary regulatory approvals.

The Debentures are being offered and sold at their stated principal amount (US$1,000 per Debenture) and will bear interest at a rate of 4.0% per annum, payable semi-annually in arrears on May 31 and November 30 of each year, beginning May 31, 2008 and continuing until maturity. Each Debenture is, subject to certain limitations, convertible into Golden Star common shares at a conversion rate of 200.0 shares per US$1,000 principal amount of notes (equal to an initial conversion price of approximately US$5.00 per share), or approximately 31% above the closing price of Golden Star’s common shares on the AMEX on October 23, 2007, subject to adjustment in certain circumstances. The Debentures are not redeemable at the option of Golden Star.

On maturity, Golden Star may, at its option, satisfy its repayment obligation by paying the principal amount of the Debentures in cash or, subject to certain limitations, by issuing that number of its common shares obtained by dividing the principal amount of the Debentures outstanding by 95% of the weighted average trading price of its common shares on the American Stock Exchange for the 20 consecutive trading days ending five trading days preceding the maturity date (the “Market Price”). If Golden Star elects to repay the principal amount of the Debentures at maturity by issuing common shares, but is limited under the terms of the Debentures from issuing a number of common shares sufficient to fully repay the Debentures outstanding at maturity, it will pay the balance owing in cash, based on the difference between the principal amount of the Debentures outstanding and the value of the common shares (based on the Market Price) delivered in repayment of the Debentures, if any.

Upon the occurrence of certain change in control transactions, holders may require Golden Star to purchase the Debentures for cash at a price equal to 101% of the principal amount plus accrued and unpaid interest. If 10% or more of the fair market value of any such change in control transaction consists of cash, the holders may convert their Debentures and receive a number of additional common shares (determined by reference to the date of the conversion and the market price of Golden Star’s common shares) in addition to the common shares otherwise issuable upon conversion.

Golden Star intends to use US$61.76 million of the net proceeds of the offering to repay its existing $50 million aggregate principal amount 6.85% senior convertible notes due April 15, 2009, and the balance for property development and for general corporate purposes.

The Debentures will be direct senior unsecured indebtedness of Golden Star, ranking equally and ratably with all other senior unsecured indebtedness, and senior to all subordinated indebtedness, of Golden Star. None of Golden Star’s subsidiaries will guarantee the Debentures. The Debentures will not limit the amount of debt that Golden Star or its subsidiaries may incur.

This announcement does not constitute an offer to sell, nor is it a solicitation of an offer to buy, securities. The Debentures, and the common shares issuable upon conversion of the Debentures, have not been registered under the Securities Act or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration under, or an applicable exemption from, the registration requirements of the Securities Act, and will be subject to resale restrictions in Canada.

No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially, including comments regarding the expectation that the offering will be completed consistent with the terms outlined above, the anticipated closing date of the offering and the use of proceeds from the offering. Actual results may differ materially from those presented. Factors that could cause results to differ materially include fluctuations in gold price, changes in U.S. and Canadian securities markets and failure to receive regulatory approvals. Golden Star assumes no obligation to update this information. There can be no assurance that future developments affecting Golden Star will be those anticipated by management. Please refer to the discussion of risk factors in our Form 10-K for the year ended December 31, 2006, as amended.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.      +1-800-553-8436

Bruce Higson-Smith, Vice President Corporate Development

Anne Hite, Investor Relations Manager